EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amec Foster Wheeler plc Long-Term Incentive Plan 2015 and the Amec Foster Wheeler International Savings Related Share Option Scheme of our report dated March 26, 2015, with respect to the consolidated financial statements of Amec Foster Wheeler plc, included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England
May 21, 2015